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                                                                    EXHIBIT 10.7

June 29, 2004

Michael Gray
11992 Brookridge Drive
Saratoga, CA  95070

                      RE: Settlement and Release Agreement

Dear Michael:

            This letter confirms the terms of our agreement regarding the termination of your employment with SanDisk Corporation. ("SanDisk" or the "Company"). We agree that your employment with the Company will terminate on October 4, 2004 (such termination date referred to in this letter as your "Termination Date"). Commencing on June 21, 2004 and continuing through your Termination Date, you will report to Eli Harari on a regular part-time basis (of at least 20 hours per week) as Senior Vice President and your job will be to assist Ms. Bruner with transitional duties as reasonably requested by the Company and such other duties as we may agree upon with you. You will be provided with an office, computer, cell phone and other normal office tools through your Termination Date.

            On your Termination Date, you will be paid your accrued but unused vacation pay as well as your pay through the Termination Date, less applicable deductions and withholdings. On the eighth day following our receipt of your signed Supplement to General Release (to be signed by you in the form attached as Exhibit A on or after your Termination Date, but not later than 30 days following your Termination Date), the Company will provide you with the following benefits. On such eighth day, the Company will pay you a lump sum, representing your base salary, less applicable deductions and withholdings, with no accrual of vacation pay, covering the period October 5, 2004 through December 31, 2004. The Company also agrees to pay your COBRA premium through October 31, 2005, or until you commence full-time employment or commence a full-time consulting arrangement with another entity, company or individual that provides regular medical benefits, whichever occurs first. You are obligated to notify the Company within five days of commencing such an employment or consulting arrangement. As used herein, full-time employment or full-time consulting shall mean at least 40 hours of service per week. Your access to company email and voicemail will terminate on the Termination Date. Your rights to all Company benefits, other than our payment of your COBRA premium as specified above,

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Michael Gray
June 29, 2004
Page 2

including without limitation, life insurance, 401K participation (however, you may continue to keep your 401k funds at SanDisk without further contribution on your part in accordance with the rules of the Company, as may be amended from time to time), ESPP participation, disability insurance and bonus pay for 2004 shall cease as of the Termination Date. You agree you will not receive bonus pay for 2004.

            Your outstanding stock options will continue to vest on their regularly scheduled vesting dates through and until your Termination Date. Attached as Exhibit B is a chart which identifies each of your outstanding option grants, the shares that are currently exercisable, the expiration date of each option, and your last date to exercise assuming an October 4, 2004 Termination Date. Exhibit B also shows the number of additional shares that will vest under each of your outstanding stock options from the date you sign this Agreement through October 4, 2004 pursuant to the current vesting schedule in effect for each such option. The shares set out in Exhibit B will be exercisable by you according to the terms of your existing stock option agreements and the plan. All shares that are currently exercisable under these options or that will vest prior to your Termination Date will remain exercisable only through the end of the applicable exercise period following your Termination Date, and no additional shares under your options will vest following your Termination Date. The applicable exercise period following your Termination Date will be two (2) months for any options granted to you before June 20, 2001 and will be three (3) months for any options granted to you on or after June 20, 2001.

            To the extent your options are incentive stock options (ISOs) under the federal tax laws, you will recognize immediate taxable income, for alternative minimum tax purposes, upon exercise in an amount equal to the fair market value of the shares purchased under those options less the exercise price paid for those shares, and you may thereby incur alternative minimum tax liability for the year or years in which you exercise those ISOs.

            To the extent any of those options are non-statutory or non-qualified stock options (NQSOs) under the federal tax laws, you will recognize immediate taxable income upon exercise in an amount equal to the fair market value of the shares purchased under those NQSOs less the exercise price paid for those shares. This income will be taxable as wages, whether or not you are a Company employee at the time of exercise. Accordingly, you must, at the time of exercise, pay the Company not only the exercise price for the purchased shares but also all applicable federal, state and local income and employment withholding taxes.

            You agree to return to the Company all Company property and documents in your possession on or before the Termination Date, including without limitation, your computer, cell phone and files. If you like, the Company will discuss selling your

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Michael Gray
June 29, 2004
Page 3

existing laptop to you, once data files have been removed. You also understand and agree that you may not utilize any proprietary information, confidential information and/or trade secrets of the Company, other than for the purposes of the Company, at any time in the future and you will comply with any and all other obligations you may have regarding the Company's proprietary, confidential, and/or trade secret information. Specifically, you agree that you will continue to be bound to the terms of the Company's Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit C.

            In exchange for the promises and covenants herein and payment of severance and receipt of the other benefits described above and subject to the paragraph below, "Duty to Indemnify", you hereby forever fully release SanDisk and any and all of its respective predecessors, successors, subsidiaries, officers, directors, agents, attorneys, employees and assigns (hereafter collectively referred to as "Releasees"), and covenant not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of SanDisk or to the extent required by a legal process not initiated by you) legal or administrative proceedings against Releasees with respect to any matter arising out of or connected with your relationship with SanDisk or the termination of that relationship from the beginning of time to the present, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist. You agree that on your Termination Date you will execute the Supplement to General Release, attached as Exhibit A and deliver it to the office of the Company's Vice President and General Counsel.

            You further agree that you are waiving any rights you may have had or now have, to pursue any and all remedies available to you against Releasees, including without limitation, breach of contract, fraud, stock fraud, claims of wrongful discharge, emotional distress, defamation, breach of the covenant of good faith and fair dealing, violation of the provisions of the California Labor Code, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment. You further acknowledge and expressly agree that you are waiving any and all rights you may have had or now have to pursue any claim of discrimination, including but not limited to, any claim of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, Worker Adjustment and Retraining Notification Act of 1988, the California Constitution, the Equal Pay Act of 1963, and all other laws and regulations relating to employment. You further agree that you are not and will not be entitled to any benefits under any severance plan that the Company has or may adopt in the future.

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Michael Gray
June 29, 2004
Page 4

            Finally, you agree that this letter agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to you under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

            This Agreement shall be entered into in the State of California and shall be construed and interpreted in accordance with the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of another jurisdiction.

            You agree that you will not, without compulsion of legal process, disclose to others the terms of this Agreement, except that you may disclose them to your attorneys, accountants or other professional advisors to whom disclosure is necessary to effect the purposes for which you have consulted such professional advisors.

            Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof will be submitted to and settled by final and binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association under its California Employment Dispute Resolution Rules then in effect or by rules mutually agreed upon in writing by the parties. The parties further understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Unless the law provides otherwise, each party will be responsible for its own attorney fees in connection with the arbitration proceeding.

            Duty to Indemnify. The releases set forth above shall not release the Company from its obligation to indemnify Mr. Gray against any claims which are brought in accordance with and subject to the terms of (i) that certain "Indemnification Agreement" entered into between the Company and Mr. Gray on October 23, 2003, or (ii) the Bylaws of the Company.

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Michael Gray
June 29, 2004
Page 5

            You understand and agree that you:

            A. Have had a full twenty-one (21) days (or have voluntarily chosen a shorter period of time, upon advice of your counsel) within which to consider this Agreement before executing it;

            B. Have carefully read and fully understand all of the provisions of this Agreement;

            C. Are, through this Agreement, releasing SanDisk from any and all claims that you may have against SanDisk;

            D. Are knowingly and voluntarily agreeing to all of the terms set forth in this Agreement;

            E. Were advised to consider the terms of this Agreement and consult with an attorney of your choice prior to executing this agreement. You will be responsible for any attorneys fees incurred by you in connection with reviewing this Agreement with an attorney of your choosing;

            F. Have a full seven (7) days following the execution of this Agreement to revoke this Agreement and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired (the "Effective Date"). Said revocation shall be in writing and shall be sent by certified mail, return receipt requested, to me;

            G. Understand that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621 et seq.) that may arise after the date this Agreement is executed are not waived; and

            H. Are, by reason of this Agreement and the release of claims herein, receiving from SanDisk consideration in addition to anything of value to which you were already entitled.

            This Agreement can only be modified by a written document signed by you and by an authorized officer of the Company.

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Michael Gray
June 29, 2004
Page 6

            Please indicate your agreement with the above terms by signing below.

                                          Sincerely,

                                          SANDISK CORPORATION

                                          By: /s/ Charles Van Orden
                                              -------------------------
                                              Charles Van Orden
                                              Vice President and General Counsel

            My agreement with the above terms is signified by my signature below. I acknowledge that I have read and understand this letter and that I sign with full appreciation that at no time in the future may I pursue any of the rights I have waived pursuant to the release provisions of this agreement herein.

Dated: June 29, 2004.                                   /s/ Michael Gray
                                                --------------------------------
                                                          Michael Gray

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                                    EXHIBIT A

                          SUPPLEMENT TO GENERAL RELEASE

            I, Michael Gray, hereby affirm that, by signing below:

            1. I intend that the releases and waivers contained in the letter agreement between me and SanDisk Corporation dated June 29, 2004, shall be and are effective as of and through the effective date of this Supplement to General Release and for the rest of time.

            2. I understand and agree that for the period of seven (7) days after I sign this Supplement to General Release, I may revoke it by delivering a written notice of my revocation to the office of the Vice President and General Counsel of the Company.

            3. This Supplement to General Release shall become effective on the eighth day after I signed it provided that I have delivered it to the office of the Vice President and General Counsel of the Company and have not revoked it during the seven days after I have signed it.

Date: 10/4/04                                      /s/ Michael Gray
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                                                   Michael Gray